Exhibit 3.15

338013

A340294

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

EEUWOUT HOOGENDIJK and MARY EATMAN certify that:

1. They are the president and the secretary, respectively, of HARTWELL CORPORATION, a California corporation.

2. Article Fourth of the Articles of Incorporation said corporation is amended to read as follows:

“FOURTH:

(a) This corporation is authorized to issue two classes of shares to be designated “Common” shares and “Common-Nonvoting” shares. The number of authorized Common shares is 100,000, and the number of authorized Common-Nonvoting shares is 100,000.

(b) The rights and privileges of the Common shares and Common-Nonvoting shares shall be the same except that the Common-Nonvoting shares shall have no vote.”

3. The foregoing Amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporation Code. The total number of outstanding shares of the corporation is 54,854. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated: October 20, 1987

/s/ Eeuwout Hoogendijk
EEUWOUT HOOGENDIJK

/s/ Mary Eatman
MARY EATMAN

-2-.